Exhibit 99.1

PC Connection, Inc. Reports First Quarter 2015 Results

FIRST QUARTER SUMMARY:

  Net income up 20% year over year
  Net sales: $581.3 million, up 3.8% year over year
  Diluted earnings per share: $0.32 versus $0.27 last year
  Cash balance increased to $79.9 million

MERRIMACK, N.H.--(BUSINESS WIRE)--April 30, 2015--PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended March 31, 2015. Net sales for the first quarter of 2015 increased by 3.8% to $581.3 million, compared to $559.8 million for the prior year quarter. Net income for the quarter ended March 31, 2015 increased by 20.4% to $8.6 million, or $0.32 per diluted share, compared to net income of $7.1 million, or $0.27 per diluted share for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $83.1 million for the twelve months ended March 31, 2015, compared to $69.5 million for the year ended March 31, 2014.

Quarterly Sales by Segment:

  Net sales for the SMB segment decreased by 1.4% to $249.9 million in the first quarter of 2015, compared to the prior year quarter. The decrease was due to a double-digit percentage decrease in desktops. Sales of notebooks, the largest SMB category, increased by 3.2% compared to the prior year quarter.
  Net sales for the Large Account segment increased by 4.2% to $209.5 million in the first quarter of 2015, compared to the prior year quarter. Servers and software had strong growth during this quarter at 83.5% and 25.8%, respectively. Commercial sales, which consists of SMB and Large Account sales, increased by 1.1% from the prior year quarter.
  Net sales to the Public Sector segment increased by 15.7% to $121.9 million in the first quarter of 2015, compared to the prior year quarter. Sales to state and local government and educational institutions increased by 3.9%, compared to the prior year quarter, while sales to the federal government increased by 47.6%. Servers and notebook/tablet sales were strong in this segment with an increase of 455.5% and 32.7%, respectively.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 4% year over year and accounted for 22% of net sales in the first quarter of 2015 and 2014. Public Sector experienced strong year-over-year growth in notebook/tablet sales.
  Software sales increased by 7% year over year and accounted for 16% of net sales in the first quarter of 2015 compared to 15% of net sales in the prior year quarter. We experienced strong growth in security and cloud-based offerings.
  Server product sales increased by 84% year over year and accounted for 7% of net sales in the first quarter of 2015 compared to 4% of net sales in the prior year quarter. We experienced significant sales growth in both our Public Sector and Large Account segments in this product category.
  Storage sales increased by 26% year over year and accounted for 6% of net sales in the first quarter of 2015 compared to 5% of net sales in the prior year quarter. We experienced significant sales growth in both our Large Account and SMB segments in this product category.

Overall gross profit dollars increased by $4.8 million, or 6.5%, in the first quarter of 2015, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.3% in the first quarter of 2015, compared to 13.0% in the prior year quarter as a result of increased demand in advanced technologies that generate relatively higher margins.

Total selling, general and administrative dollars increased in the first quarter of 2015 to $63.4 million from $61.1 million in the prior year quarter, but remained unchanged as a percentage of net sales at 10.9% due to leveraging our fixed costs over higher net sales. Variable SG&A increased year over year due to the higher levels of sales and gross profit achieved in the first quarter of 2015. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant cash flow during the quarter ended March 31, 2015. Total cash was $79.9 million at March 31, 2015, compared to $60.9 million at December 31, 2014. Days sales outstanding were 41 days at March 31, 2015, and inventory turns were 25 turns in the first quarter of 2015.

“We are pleased with our performance this quarter,” said Timothy McGrath, President and Chief Executive Officer. “An increase in demand for higher-margin data center products was a key contributor to our 20% growth in net income. In addition, good working capital management created positive cash flow of $19 million in the quarter. We believe our team and the strategies we have in place position us well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our proprietary cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from expectations, including those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value and the Company’s continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2015		2014
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$581,259		$559,760		4%
Diluted earnings per share	$0.32		$0.27		19%

Gross margin	13.3%		13.0%
Operating margin	2.4%		2.1%
Return on equity (1)	12.6%		11.6%

Inventory turns	25		27
Days sales outstanding	41		39

Product Mix:
Notebooks/Tablets	$126,948	22%	$121,947	22%	4%
Software	91,662	16	85,908	15	7%
Desktops	60,481	10	70,857	12	(15%)
Net/Com Products	51,563	9	54,064	10	(5%)
Video, Imaging & Sound	49,955	8	48,749	9	2%
Printer & Printer Supplies	39,825	7	37,045	7	8%
Servers	39,649	7	21,539	4	84%
Storage	36,059	6	28,653	5	26%
Memory & System Enhancements	15,745	3	16,557	3	(5%)
Accessories/Services/Other	69,372	12	74,441	13	(7%)
Total Net Sales	$581,259	100%	$559,760	100%	4%

Stock Performance Indicators:
Actual shares outstanding	26,351		26,206
Total book value per share	$13.77		$12.48
Tangible book value per share	$11.76		$10.43
Closing price	$26.09		$20.32
Market capitalization	$687,498		$532,506
Trailing price/earnings ratio	15.7		14.6
LTM Adjusted EBITDA (2)	$83,101		$69,525
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.3		6.7

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2015		2014
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$249,874	15.5%	$253,471	14.9%
Large Account	209,459	12.0	200,932	12.0
Public Sector	121,926	11.2	105,357	10.5
Total	$581,259	13.3%	$559,760	13.0%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,		2015		2014
(amounts in thousands, except per share data)		Amount	% of Net Sales	Amount	% of Net Sales

Net sales		$581,259	100.0%	$559,760	100.0%
Cost of sales		503,646	86.6	486,913	87.0
Gross profit		77,613	13.3	72,847	13.0

Selling, general and administrative expenses		63,434	10.9	61,101	10.9
Income from operations		14,179	2.4	11,746	2.1

Interest/other expense, net		1	-	(10)	-
Income tax provision		(5,596)	(0.9)	(4,605)	(0.8)
Net income		$8,584	1.5%	$7,131	1.3%

Earnings per common share:
Basic		$0.33		$0.27
Diluted		$0.32		$0.27

Shares used in the computation of earnings per common share:
Basic		26,346		26,202
Diluted		26,593		26,485

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2015	2014	% Change	2015	2014	% Change
Net income	$8,584	$7,131		$44,134	$36,715
Depreciation and amortization	2,192	2,077		8,206	7,539
Income tax expense	5,596	4,605		29,678	24,193
Interest/other expense, net	(1)	10		75	109
EBITDA	16,371	13,823		82,093	68,556
Stock-based compensation	238	159		1,008	969
Adjusted EBITDA	$16,609	$13,982	19%	$83,101	$69,525	20%

(1) LTM: Last twelve months

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2015	2014
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$79,882	$60,909
Accounts receivable, net	284,851	293,027
Inventories	71,274	90,917
Deferred income taxes	7,749	7,749
Prepaid expenses and other current assets	6,153	5,332
Income taxes receivable	2,348	212
Total current assets	452,257	458,146
Property and equipment, net	28,102	27,861
Goodwill	51,276	51,276
Other intangibles, net	1,743	1,953
Other assets	673	724
Total Assets	$534,051	$539,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$116,211	$124,893
Accrued expenses and other liabilities	18,871	22,011
Accrued payroll	14,931	17,793
Total current liabilities	150,013	164,697
Deferred income taxes	18,870	18,803
Other liabilities	2,296	2,452
Total Liabilities	171,179	185,952
Stockholders’ Equity:
Common stock	282	282
Additional paid-in capital	107,236	106,956
Retained earnings	271,216	262,632
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	362,872	354,008
Total Liabilities and Stockholders’ Equity	$534,051	$539,960

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31,	2015	2014
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$8,584	$7,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,192	2,077
Provision for doubtful accounts	733	128
Stock-based compensation expense	238	159
Deferred income taxes	67	64
Excess tax benefit from exercise of equity awards	(59)	(34)

Changes in assets and liabilities:
Accounts receivable	7,443	22,070
Inventories	19,643	7,722
Prepaid expenses and other current assets	(2,957)	2,317
Other non-current assets	51	28
Accounts payable	(8,627)	(15,205)
Accrued expenses and other liabilities	(6,093)	(2,682)
Net cash provided by operating activities	21,215	23,775

Cash Flows from Investing Activities:
Purchases of equipment	(2,278)	(1,466)
Proceeds from sale of equipment	-	9
Net cash used for investing activities	(2,278)	(1,457)

Cash Flows from Financing Activities:
Excess tax benefit from exercise of equity awards	59	34
Exercise of stock options	20	16
Payment of payroll taxes on stock-based compensation through shares withheld	(43)	(34)
Net cash provided by financing activities	36	16
Increase in cash and cash equivalents	18,973	22,334
Cash and cash equivalents, beginning of period	60,909	42,547
Cash and cash equivalents, end of period	$79,882	$64,881

Non-cash Investing Activities:
Accrued capital expenditures	$149	$358

Supplemental Cash Flow Information:
Income taxes paid	$8,818	$1,063

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer